Exhibit 99.1

NEWS RELEASE For Immediate Release	For additional information contact: Stephen R. Theroux, President 603-863-0886

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

ANNOUNCES EARNINGS FOR THIRD QUARTER

Newport, New Hampshire – October 10, 2008 – New Hampshire Thrift Bancshares, Inc. (Nasdaq: NHTB), the holding company for Lake Sunapee Bank, fsb (the “Bank”), today reported consolidated net income for the nine months ended September 30, 2008 of $3,896,196, or $0.67 per share (assuming dilution), compared to $3,397,391, or $0.73 per share (assuming dilution), for the first nine months of 2007, an increase of $498,805, or 14.68%. Following recent actions of the U.S. Treasury, the Bank recognized a non-cash after-tax charge of $497,614 arising from the decrease in the fair market value of Fannie Preferred Stock (see below), resulting in net income for the quarter ended September 30, 2008 of $1,105,596, or $0.19 per share (assuming dilution), compared to $1,292,827, or $0.25 per share (assuming dilution), for the same period in 2007, a decrease of $187,231, or 14.48%. The Company’s returns on average assets and equity for the nine months ended September 30, 2008 were 0.61% and 6.89%, respectively, compared to 0.65% and 9.15%, respectively, for the same period in 2007. As noted above, the U.S. Treasury’s actions during the quarter ending September 30, 2008 resulted in an other-than-temporary impairment to the fair market value of 20,000 shares of Fannie Mae Preferred Stock, Series F, as previously noticed to and filed with the Securities and Exchange Commission (Form 8-K dated October 1, 2008).

Improving interest income margins and the completion of the two bank acquisitions of First Brandon National Bank and First Community Bank during the second and fourth quarters, respectively, of 2007 influenced the operating results for the nine months ended September 30, 2008 compared to the nine months ended September 30, 2007. The increase in the amount of $498,805 in net income for the nine months ended September 30, 2008 reflects an increase in the amount of $4,547,240, or 31.66%, in net interest and dividend income. Noninterest income increased in the amount of $215,895, or 4.38%, for the nine months ended September 30, 2008, which includes the non-cash charge of $824,000 due to the other-than-temporary impairment of Fannie Mae preferred stock, compared to the same period in 2007. Noninterest expense for the nine months ended September 30, 2008 increased by $3,611,221, or 25.59%, compared to the same period in 2007. Total loan production for the nine months ended September 30, 2008 amounted to $192,717,386, compared to $149,542,811 for the same period ended September 30, 2007. The decrease in the amount of $187,231 in net income for the quarter ended September 30, 2008 compared to the quarter ended September 30, 2007 reflects an increase of $1,262,958, or 23.62%, in net interest and dividend income. Noninterest income decreased in the amount of $666,160, or 37.66%, for the three months ended September 30, 2008 compared to the same period in 2007. This decrease includes the non-cash charge of $824,000 due to the other-than-temporary impairment of Fannie Mae Preferred stock. Noninterest expense for the three month period ended September 30, 2008 increased $734,230, or 14.38%, compared to the same period in 2007. A decrease in the Bank’s cost of funds helped to increase the interest rate margin to 3.42% at September 30, 2008, as compared to 3.04% at September 30, 2007.

Total assets amounted to $829,204,025 at September 30, 2008, compared to $760,376,836 at September 30, 2007, an increase of $68,827,189, including approximately $74 million from the First Community acquisition which closed during the fourth quarter of 2007. Loans held in portfolio increased by $67,475,648 (including approximately $60 million from the First Community acquisition), or 11.83%, to $637,794,843 at September 30, 2008, from $570,319,195 at September 30, 2007. Total deposits increased by $64,555,620, including approximately $60.4 million from the First Community acquisition, or 11.14%, to $644,082,670 at September 30, 2008, from $579,527,050 at September 30, 2007. Advances from the Federal Home Loan Bank (FHLB) decreased by $12,672,103 from $75,104,349 at September 30, 2007 to $62,432,246 at September 30, 2008. Asset quality remained strong with non-performing assets as a percentage of total assets totaling 0.84% as of September 30, 2008, up from 0.76% as of June 30, 2008 and 0.15% as of September 30, 2007. At September 30, 2008, 44 of 9,802 loans held in portfolio by the Bank were classified as non-performing compared to 43 of 9,851 loans held in portfolio by the Bank at June 30, 2008. Lake Sunapee Bank continues to originate loans in a conservative manner and has no loans considered “sub prime”. The Bank remains well-capitalized with a Tier I Capital ratio of 8.21% at September 30, 2008.

Shareholders’ equity of $73,945,716 at September 30, 2008 resulted in a book value of $12.87 per share, based on 5,747,772 shares of common stock outstanding. As previously announced, a regular quarterly dividend in the amount of $0.13 per share is payable on October 31, 2008 to shareholders of record as of October 24, 2008.

NHTB is the parent company of Lake Sunapee Bank, fsb, a federally-chartered stock savings bank providing a wide range of banking and financial services through twenty-eight offices strategically located within the greater Dartmouth-Lake Sunapee-Kearsarge and Monadnock regions of west-central New Hampshire, and central Vermont.

New Hampshire Thrift Bancshares, Inc.

Selected Financial Highlights

(unaudited)

	Three Months Ended		Nine Months Ended
	9/30/2008	9/30/2007	9/30/2008	9/30/2007
Interest and Dividend Income	$10,511,987	$10,309,963	$32,086,258	$28,294,559
Interest Expense	3,901,621	4,962,555	13,176,878	13,932,419
Net Interest and Dividend Income	6,610,366	5,347,408	18,909,380	14,362,140
Provision for Loan Losses	183,600	60,000	360,600	105,000
Noninterest Income	1,102,912	1,769,072	5,150,603	4,934,708
Noninterest Expense	5,840,930	5,106,700	17,723,492	14,112,271
Net Income	$1,105,596	$1,292,827	$3,896,196	$3,397,391
Earnings Per Common Share, basic (1)	$0.19	$0.26	$0.68	$0.75
Earnings Per Common Share, assuming dilution (1)	$0.19	$0.25	$0.67	$0.73
Dividends Declared (1)	$0.13	$0.13	$0.39	$0.39

	As of 9/30/08	As of 9/30/07
Total Assets	$829,204,025	$760,376,836
Loans receivable, net	637,794,843	570,319,195
Securities	91,177,322	96,292,049
Total Deposits	644,082,670	579,527,050
Federal Home Loan Bank Advances	62,432,246	75,104,349
Subordinated Debentures	20,620,000	20,620,000
Shareholders’ Equity	73,945,716	61,676,085
Book Value of Shares Outstanding	12.87	12.39
Tier I Core Capital to Assets	8.21%	7.82%
Shares Outstanding	5,747,772	4,979,561
Return on Average Assets	0.61%	0.65%
Return on Average Equity	6.89%	9.15%
Non-performing Assets as a % of Total Assets	0.84%	0.15%

(1)	Diluted earnings per share are calculated using the weighted-average number of shares outstanding for the period, including common stock equivalents, as appropriate.

Statements included in this press release that are not historical or current fact are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. New Hampshire Thrift Bancshares disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events or circumstances.